Exhibit 99.1

FOR IMMEDIATE RELEASE

VALSPAR ENTERS INTO ACCELERATED SHARE REPURCHASE AGREEMENT

Two Million Shares of Valspar Common Stock To Be Repurchased

MINNEAPOLIS, Minn., April 10, 2007 – The Valspar Corporation (NYSE-VAL) announced today that it has entered into an accelerated share repurchase agreement with Goldman, Sachs & Co. (“Goldman”) for the repurchase of two million shares of Valspar common stock.

Under the terms of the accelerated share repurchase agreement, Goldman will deliver the full number of shares to be repurchased on or before April 13, 2007. Goldman will borrow the shares and, over a period not to exceed four months, will repurchase shares in the open market to cover its position with the share lenders. Upon completion, the accelerated share repurchase is subject to a price adjustment. At that time, Valspar may receive, or be required to pay, a price adjustment based on an adjusted volume weighted average price. Valspar may elect to settle the price adjustment in shares or in cash. The company expects the transaction to have minimal impact on its 2007 second-half and full-year earnings per share.

Upon completion of the accelerated share repurchase program, Valspar will have approximately 1,400,000 shares remaining under the repurchase authorization approved by its board of directors and announced in the company’s October 18, 2006 press release.

“Our ongoing strategy of purchasing our stock has minimized dilution of our shares and delivered value to shareholders,” said William L. Mansfield, Valspar president and chief executive officer. “We are confident in our future growth prospects and believe that purchasing Valspar stock at current market prices is an attractive use of our capital. Given our strong free cash flow, we have sufficient financial resources to complete the repurchase and continue to acquire attractive businesses like the Huarun Paints and H.B. Fuller powder coatings transactions we completed in 2006.”

Investor Contact: Lori A. Walker, (612) 375-7350

Media Contact: Mike Dougherty, (612) 375-7802

The Valspar Corporation (NYSE:VAL) is a global leader in the paint and coatings industry. Since 1806, Valspar has been dedicated to bringing customers the latest innovations, the finest quality and the best customer service in the coatings industry. For more information, visit www.valsparglobal.com.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

# # #